Exhibit 21.1

LIST OF SUBSIDIARIES

Subsidiary	Place of Incorporation
Assignment America, LLC	Delaware
Cejka Search, Inc.	Delaware
Credent Verification and Licensing Services, LLC	Delaware
Cross Country Holdco (Cyprus) Limited	Cyprus
Cross Country Infotech, Pvt. Ltd.	India
Cross Country Staffing, Inc.	Delaware
Cross Country Talent Acquisition Group, LLC*	Delaware
MDA Holdings, Inc.	Delaware
Medical Doctor Associates, LLC	Delaware
New Mediscan II, LLC	California
OWS, LLC	Delaware
Travel Staff, LLC	Delaware

*     Majority-owned joint venture